1 | June 3, 2025 Research Update Elbit Systems Ltd. June 3, 2025 Research Update Rating Raised To 'ilAA+' On Improved Financial Ratios Due To Continued Growth In Operations; Outlook Stable Primary Credit Analyst: Sivan Mesilati 972-3-7539735 sivan.mesilati@spglobal.com Additional Contact: Tom Dar 972-3-7539722 tom.dar@spglobal.com Please note that this translation was made for convenience purposes and for the company's use only and under no circumstances shall obligate S&P Global Ratings Maalot Ltd. The translation has no legal status and S&P Global Ratings Maalot Ltd. does not assume any responsibility whatsoever as to its accuracy and is not bound by its contents. In the case of any discrepancy with the official Hebrew version published on May 28, 2025, the Hebrew version shall apply. Table of Contents Rating Action Overview .....................................................................................................................3 Rating Action Rationale ..................................................................................................................... 3 Outlook .............................................................................................................................................. 5 Downside Scenario ..................................................................................................................... 5 Upside scenario .......................................................................................................................... 5 Company Description ........................................................................................................................ 5 Base Case Scenario .......................................................................................................................... 6 Liquidity .............................................................................................................................................. 6 Covenant Analysis ............................................................................................................................. 7 Modifiers ............................................................................................................................................ 7 Environmental, Social, And Governance ........................................................................................... 7 Issue Ratings--Subordination Risk Analysis ...................................................................................... 7

Elbit Systems Ltd. June 3, 2025 Research Update ׀ 2 Capital structure .......................................................................................................................... 7 Analytical conclusions ................................................................................................................. 8 Related Criteria And Research .......................................................................................................... 8 Ratings List ........................................................................................................................................ 9

DRAFT Elbit Systems Ltd. June 3, 2025 Research Update ׀ 3 Rating Action Overview • In the first quarter of 2025, Elbit Systems Ltd. ("Elbit" or the "Company") continued to post strong operating results, with an order backlog reaching a record $23.1 billion. The Company's growth trend in the past two years was supported by tailwinds from the defense industry market, which led to increased demand for land, aerospace, intelligence and electronic warfare products. • Alongside a sharp increase in sales and EBITDA in 2024, the Company’s debt decreased. As a result, the Company’s adjusted Debt-to-EBITDA ratio decreased to about 2.7x from about 3.5x in 2023, and its FFO (funds from operations)-to-debt ratio increased to about 31% from about 24%. The Company posted about $737 million in operating cash flow in 2024. The Company recently raised about $577 million in equity, significantly increasing its financial flexibility. • In our base case scenario, we expect revenues to exceed $7.5 billion in 2025 and the adjusted EBITDA margin to be at least 11%. We also expect that the Company will continue to maintain a stable positive operating cash flow. • Therefore, on June 3, 2025, we raised our long-term issuer rating on Elbit Systems Ltd. to ‘ilAA+’ from ‘ilAA’, and affirmed its short-term issuer rating, ‘ilA-1+’. • The stable outlook reflects our assessment that in the next 24 months Elbit will maintain its strong business position, including R&D capabilities, and a large backlog. We expect the Company to maintain financial ratios commensurate with the rating, i.e. adjusted FFO/debt of about 30%-45% and adjusted debt/EBITDA of about 2.0x-3.0x. Our expectations are underpinned by good revenue and cash flow visibility from the Company’s current backlog. We also estimate that the Company will continue to maintain strong liquidity. Rating Action Rationale Elbit is posting strong operating performance with a record-high backlog due to escalating geopolitical conflicts leading to high demand for its products. Due to geopolitical conflicts in the Middle East and the ongoing war between Russia and Ukraine, the trade war between the United States and China and the Iranian nuclear threat, many countries around the globe have increased their defense budgets in recent years, and Elbit continues to experience tailwinds, including winning large contracts, especially in Israel, Europe, and APAC due, to a variety of defense products with proven effectiveness. NATO recently announced that it intends to increase its defense spending from 2% of GDP to 3%. Additionally, the German parliament recently approved allocations of approximately 500 billion euros as a special defense budget additional appropriation for ten years, and the European Commission

DRAFT Elbit Systems Ltd. June 3, 2025 Research Update ׀ 4 approved a European budget fund amounting to about 150 billion euros. These events support our assessment that Europe will continue to increase its aviation and defense budgets in the coming years, which will provide a boost to defense industries, especially Israeli ones, which have proven their capabilities in the Israel-Hamas war over the past 20 months. In addition, the Nagel Committee, which evaluated the Israeli defense budget, recommended increasing it by NIS 275 billion over the next decade. Elbit's backlog reached a record of $23.1 billion in March 2025 (a 30% increase compared to year-end 2023), more than 3.3 times its annual revenue, and provides good visibility for the coming years. Elbit's revenues were about $1.9 billion in the first quarter of 2025, an increase of about 22% compared to the same period last year. We expect that the high demand for the Company's products, in particular aerospace, land, intelligence and electronic warfare, will be boosted by tailwinds in the defense industries sector in the medium term at least. Although all of Elbit's segments – Aerospace, C4I and Cyber, Intelligence and Electronic Warfare, Land and Elbit Systems of America – contributed to growth in 2024 and in the first quarter of 2025, we estimate that the Land sector will continue to lead in revenue growth and will even become the leading sector in sales in the next two years. Overall we expect the Company's revenues will continue to grow in 2025 and exceed $7.5 billion, and that EBITDA margin will be at least 11%. We anticipate that that the High Power Laser systems will be a key driver of growth in 2026 and 2027, as technological advances lead to increased use of laser systems in combat. Elbit has recently increased its financial flexibility and continues to maintain a healthy cash balance on its balance sheet, with an improved cash flow generation capability. We expect the company to maintain a strong cash balance in 2025 and 2026, which, alongside improved profitability in 2024 and expected growth in operations over the next two years, will support the rating. Elbit recently raised about $577 million in equity. This strategic action significantly increased the Company's financial flexibility, and will help it finance capital investments and other corporate needs, while maintaining low debt levels. Low debt and strong EBITDA growth are expected to lead to further deleveraging. The adjusted debt-to-EBITDA leverage ratio improved to 2.7x in 2024 from 3.5x in 2023, and we expect it to continue to decline to about 1.5x-2.0x in 2025. FFO to debt increased to about 31% in 2024 from about 24% in 2023, and we estimate that this ratio will continue to increase to about 40%-50% in 2025. In 2024, Elbit posted positive free operating cash flow (FOCF), following negative FOCF in 2023. It seems that the merger with IMI Systems Ltd. has begun to bear fruit, and in our base case scenario for 2025-2026 we expect the Company to continue posting positive FOCF.

DRAFT Elbit Systems Ltd. June 3, 2025 Research Update ׀ 5 Elbit operates in an investment-intensive industry, and in our forecast we assume $200 million - $250 million in capital expenditure per year over the next two years, and $50 million - $100 million in optional acquisitions. We expect the Company to distribute about $100 million - $110 million in dividends annually in the next two years. We note that as technological development advances on the Iron Beam laser-based system, with operating costs of which are expected to be significantly lower compared to other interception systems, and as its incorporation into Elbit's sales cycle and backlog progresses, we expect additional significant improvement in the Company’s operating performance in the long term. Outlook The stable outlook reflects our assessment that in the next 24 months Elbit will maintain its strong business position, including R&D capabilities, and a large backlog. We expect the Company to maintain financial ratios commensurate with the rating, i.e. adjusted FFO/Debt of about 30%-45% and adjusted Debt/EBITDA of about 2.0x-3.0x. Our expectations are underpinned by good revenue and cash flow visibility from the Company’s current backlog. We also estimate that the Company will continue to maintain strong liquidity. Downside Scenario We may lower the rating if we assess that the Company's competitive position has deteriorated, including a significant loss of market share in key markets of operation or a significant decline in revenues and profitability over time. We may also consider a negative rating action if the Company consistently deviates from the financial ratios commensurate with the rating, and its adjusted FOCF-to- Debt ratio is lower than 15% over time. This could happen if the Company’s backlog diminished or if its quality deteriorated without a parallel adjustment in its cost structure, such that the adjusted EBITDA margin drops to about 10%. Upside scenario We may consider a positive rating action if we estimate that the Company can consistently maintain an adjusted FFO to Debt ratio comfortably above 45% and an FOCF to Debt ratio above 25%, while improving its competitive advantage while maintaining competitive capability vis-a-vis global peers, continuing to expand its revenue base and improving its adjusted EBITDA margin. Company Description Elbit Systems Ltd. is an international technology company developing, manufacturing and marketing advanced airborne, land and naval systems for defense, homeland security and commercial applications. The Company implements a synergistic business model that provides its customers with

DRAFT Elbit Systems Ltd. June 3, 2025 Research Update ׀ 6 advanced and integrated technological solutions in five segments: Aerospace, C4I and Cyber, Intelligence and Electronic Warfare (“ISTAR and EW”), Land and Elbit Systems of America. The Company's shares are traded on the Tel Aviv Stock Exchange and on NASDAQ. The controlling shareholder is Federmann Enterprises Ltd. (about 42.3% directly and indirectly), whose controlling shareholder is Mr. Michael Federmann. The remaining shares are held by the public. Base Case Scenario Our base case scenario is based on the following assumptions: • An increase in the Company’s backlog to about $24 billion in 2025, based on recently received orders. • At least 10% increase in revenue in 2025 due to organic growth and continued synergy with IMI. • Adjusted EBITDA margin of at least 11% in the next two years. We do not expect the cost structure to materially change. The burden of retirement obligations will remain high, and R&D expenses will grow slightly to enable future value creation. • Capital expenditure of about $200 million - $250 million per year in the next two years. • Optional M&A activity of about $50 million - $100 million over the next two years. • Annual dividend distribution of about $100 million - $110 million in the next two years. Under our base case scenario, the expected adjusted ratios in 2025-2026 are as follows: • Adjusted Debt to EBITDA of 1.5x-2.0x. • Adjusted FFO to Debt of 40%-55%. • Adjusted FOCF to Debt of 15%-30%. Liquidity According to our criteria, the Company’s liquidity is “strong”. We estimate that the ratio between the Company's sources and its uses will exceed 1.5x in the 12 months starting April 1, 2025. This assessment is based on cash and liquid investments and on steady operating cash flows and dividend receipts from affiliates, against debt maturity payments, investments, working capital requirements and quarterly dividend distributions. The Company has good financial flexibility, which is reflected in access to the local capital market and to the banks and financial institutions with which it has been working for several years. We assume that fluctuating working capital needs will be financed, inter alia, using signed, unused short-term credit facilities. The Company recently raised about $577 million in equity, significantly increasing its financial flexibility. Following are the Company’s main sources and uses for the 12 months starting April 1, 2025:

DRAFT Elbit Systems Ltd. June 3, 2025 Research Update ׀ 7 Covenant Analysis The Company has several covenants vis-a-vis banks and bond holders, mainly maintaining net financial debt of up to 50% of the balance sheet and a minimum equity of $800 million. We understand that on March 31, 2025, the Company had sufficient headroom on its financial covenants. We expect the Company to maintain sufficient headroom on all covenants in the medium term. Modifiers Diversification/portfolio effect: Neutral (no impact) Capital structure: Neutral (no impact) Liquidity: Strong (no impact) Financial policy: Neutral (no impact) Management and governance: Neutral (no impact) Comparative analysis assessment: Neutral (no impact) Environmental, Social, And Governance ESG factors have an overall neutral influence on our credit analysis of Elbit Systems Ltd. Issue Ratings--Subordination Risk Analysis Capital structure Elbit's capital structure currently includes debt from banks and financial institutions totaling about $540 million, and unsecured senior bonds totaling about $337 million. Principal Liquidity Sources Principal liquidity uses • Cash and liquid investments of about $455 million. • Committed and available credit facilities of about $600 million. • Cash FFO of about $700 million - $800 million. • Share capital issuance of about $577 million. • Dividends from affiliates of about $15 million - $20 million. • Bond maturities, commercial papers and short-term bank debt of about $582 million. • Capital expenditure of about $200 million - $250 million. • Working capital needs of about $160 million - $170 million. • Dividend distribution of about $110 million.

DRAFT Elbit Systems Ltd. June 3, 2025 Research Update ׀ 8 Analytical conclusions We rate the Company’s senior unsecured bonds of about $337 million ‘ilAA+’, and its commercial papers of up to $350 million ‘ilA-1+’, as we believe the subordination risk in the capital structure is negligible. Related Criteria And Research • Principles Of Credit Ratings, February 16, 2011 • Methodology: Industry Risk, November 19, 2013 • Country Risk Assessment Methodology And Assumptions, November 19, 2013 • Methodology And Assumptions: Liquidity Descriptors For Global Corporate Issuers, December 16, 2014 • Reflecting Subordination Risk In Corporate Issue Ratings, March 28, 2018 • Corporate Methodology: Ratios And Adjustments, April 1, 2019 • Group Rating Methodology, July 1, 2019 • Environmental, Social, And Governance Principles In Credit Ratings, October 10, 2021 • Methodology For National And Regional Scale Credit Ratings, June 8, 2023 • Corporate Methodology, January 7, 2024 • Methodology: Management And Governance Credit Factors For Corporate Entities And Insurers, January 7, 2024 • Sector-Specific Corporate Methodology, April 4, 2024 • S&P Global Ratings Definitions, December 2, 2024

DRAFT Elbit Systems Ltd. June 3, 2025 Research Update ׀ 9 Ratings List Elbit Systems Ltd. Rating Date when the rating was first published Date when the rating was last updated Issuer rating(s) Long term ilAA+/Stable 15/06/2021 10/06/2024 Short term ilA-1+ 16/08/2023 10/06/2024 Issue rating(s) Commercial Papers USD-denominated Commercial Papers ilA-1+ 16/08/2023 10/06/2024 Senior Unsecured Debt Series B,C,D ilAA+ 15/06/2021 10/06/2024 Issuer Credit Rating history Long term June 03, 2025 ilAA+/Stable June 15, 2021 ilAA/Stable Short term August 16, 2023 ilA-1+ Additional details Item Time of the event 03/06/2025 07:18 Time when the event was learned of 03/06/2025 07:18 Rating requested by Issuer

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